Exhibit 99.1

Travel + Leisure Co. Reports Fourth Quarter and Full-Year 2022 Results and Provides 2023 Outlook

ORLANDO, Fla. (February 22, 2023) — Travel + Leisure Co. (NYSE:TNL), the world’s leading membership and leisure travel company, today reported fourth quarter and full-year 2022 financial results for the period ended December 31, 2022.

Fourth quarter 2022 highlights:
•Net income of $90 million (diluted EPS of $1.12) on net revenue of $899 million
•Adjusted EBITDA of $225 million and Adjusted diluted EPS of $1.30 (1)
•Repurchased $108 million of common stock during the fourth quarter

Full-year 2022 highlights:
•Net income of $357 million (diluted EPS of $4.24) on net revenue of $3.6 billion
•Adjusted EBITDA of $859 million and Adjusted diluted EPS of $4.52
•Net cash provided by operating activities of $442 million and Adjusted free cash flow of $439 million
•Repurchased $351 million of common stock during the full-year

Outlook:
•Full Year 2023 Adjusted EBITDA expected to range from $920 million to $940 million and first quarter 2023 Adjusted EBITDA expected to range from $170 million to $180 million
•The Company will recommend increasing first quarter 2023 dividend to $0.45 per share for approval by the Board of Directors

"Our fourth quarter and full year results demonstrate our ability to capitalize on the strong leisure travel market and deliver great vacations for our owners and members while maximizing return of capital to our shareholders,” said Michael D. Brown, president and CEO of Travel + Leisure Co. “We finished the year with the highest annual sales volume per guest in our company’s history, and returned $486 million of capital to shareholders.”

“December’s strong finish has carried into January and February, and our owner reservations on the books are pacing ahead of 2022, underscoring that consumers see the value of our product and are continuing to prioritize vacations.”

(1) This press release includes Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, Gross VOI sales and Adjusted net income, which are measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures. Forward-looking non-GAAP measures are presented in this press release only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.

Business Segment Results
The results of operations during the fourth quarter and full-year of 2022 and 2021 include impacts related to the COVID-19 global pandemic. Refer to Table 5 for a breakout of COVID-19 related impacts.

Vacation Ownership

$ in millions	Q4 2022	Q4 2021	% change	FY 2022	FY 2021	% change
Revenue	$737	$700	5%	$2,835	$2,423	17%
Adjusted EBITDA	$186	$184	1%	$665	$569	17%

Vacation Ownership revenue increased 5% to $737 million in the fourth quarter of 2022 compared to the same period in the prior year. In the fourth quarter, Gross VOI sales were $521 million compared to $432 million in the prior year period and tours were 147,000 in the fourth quarter compared to 129,000 in the same period last year. Volume Per Guest (VPG) increased 7% to $3,434 due to strong close rates and higher quality tours.

Fourth quarter Adjusted EBITDA was $186 million compared to $184 million in the prior year period. The increase was driven by higher Gross VOI sales due to the ongoing recovery of our operations from COVID-19, partially offset by an adjustment in the prior year to the COVID-19 related allowance for loan losses, which resulted in a $44 million increase to revenue and a $28 million net positive impact to Adjusted EBITDA.

Travel and Membership

$ in millions	Q4 2022	Q4 2021	% change	FY 2022	FY 2021	% change
Revenue	$163	$170	(4)%	$735	$714	3%
Adjusted EBITDA	$57	$62	(8)%	$268	$271	(1)%

Travel and Membership revenue decreased 4% to $163 million in the fourth quarter of 2022 compared to the same period in the prior year, primarily due to a decrease in Exchange subscription revenue related to a lower average member count and a stronger U.S. dollar.

Fourth quarter Adjusted EBITDA was $57 million compared to $62 million in the prior year due to the revenue decrease, partially offset by cost savings.

Balance Sheet and Liquidity
Net Debt — As of December 31, 2022, the Company's leverage ratio for covenant purposes was 3.5x. The Company had $3.7 billion of corporate debt outstanding as of December 31, 2022, which excluded $2.0 billion of non-recourse debt related to its securitized notes receivables portfolio. Additionally, the Company had cash and cash equivalents of $550 million. At the end of the fourth quarter, the Company had $1.6 billion of liquidity in cash and cash equivalents and revolving credit facility availability.

The Company amended the credit agreement governing its $1 billion revolving credit facility and term loan B on December 14, 2022. This amendment provides for an incremental term loan B of $300 million, which will mature on December 14, 2029. We expect to use the net proceeds of the incremental term loan B and revolving credit facility capacity to repay our outstanding $400 million dollar secured notes that mature in March, 2023.

Timeshare Receivables Financing — The Company closed on a $250 million term securitization on October 20, 2022 with a weighted average coupon of 6.91% and an 87.5% advance rate.

Cash Flow — For the full-year 2022, net cash provided by operating activities was $442 million compared to $568 million in the prior year. Adjusted free cash flow was $439 million in 2022 compared to $223 million in the prior year.

Share Repurchases — During the fourth quarter of 2022, the Company repurchased 2.9 million shares of common stock for $108 million at a weighted average price of $37.41 per share. For the full-year 2022, the Company repurchased 8.2 million shares of common stock for $351 million at a weighted average price of $42.97 per share. As of December 31, 2022, the Company had $477 million remaining in its share repurchase authorization.

Dividend — The Company paid $31 million ($0.40 per share) in cash dividends on December 30, 2022 to shareholders of record as of December 15, 2022. For the full-year 2022, Travel + Leisure Co. paid an aggregate $135 million in dividends to shareholders. Management will recommend a first quarter dividend of $0.45 per share for approval by the Company's Board of Directors in March 2023.

Outlook
The Company is providing guidance regarding expectations for the 2023 full year:

•Adjusted EBITDA to range from $920 million to $940 million.

•Gross VOI sales of $2.1 billion to $2.2 billion

•VPG of $3,050 to $3,150

The Company is providing guidance regarding expectations for the first quarter 2023:

•Adjusted EBITDA to range from $170 million to $180 million

•Gross VOI sales of $400 million to $420 million

•VPG of $3,100 to $3,200

This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Where one or more of the currently unavailable items is applicable, some items could be material, individually or in the aggregate, to GAAP reported results.

Conference Call Information
Travel + Leisure Co. will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at travelandleisureco.com/investors, or by dialing 877-733-4794 ten minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today. Additionally, a telephone replay will be available for seven days beginning at 12:00 p.m. ET today at 877-660-6853.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, gross VOI sales and Adjusted net income, which include or exclude certain items, as well as non-GAAP guidance. The Company utilizes non-GAAP measures, defined in Table 6, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release. See definitions on Table 6 for an explanation of our non-GAAP measures.

About Travel + Leisure Co.
As the world’s leading membership and leisure travel company, Travel + Leisure Co. (NYSE:TNL) transformed the way families vacation with the introduction of the most dynamic points-based vacation ownership program at Club Wyndham, and the first vacation exchange network, RCI. The company delivers more than six million vacations each year at 245+ timeshare resorts worldwide, through tailored travel and membership products, and via Travel + Leisure GO - the signature subscription travel club inspired by the pages of Travel + Leisure magazine. With hospitality and responsible tourism at the heart of all we do, our 18,000+ dedicated associates bring out the best in people and places around the globe. We put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through new business extensions; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, higher interest rates, and recessionary pressures), terrorism or acts of gun violence, political strife, war (including hostilities in Ukraine), pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; uncertainty with respect to potential resurgences of the novel coronavirus global pandemic (“COVID-19”) and its impacts; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K most recently filed with the SEC. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Senior Vice President, FP&A and Investor Relations
(407) 626-4050
Christopher.Agnew@travelandleisure.com

Media:
Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@travelandleisure.com

Travel + Leisure Co.
Table of Contents

Table Number
1.Consolidated Statements of Income (Unaudited)
2.Summary Data Sheet
3.Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
4.Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
5.COVID-19 Related Impacts
6.Definitions

Table 1

Travel + Leisure Co.
Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net revenues
Service and membership fees	$389	$388	$1,611	$1,502
Net VOI sales	384	366	1,484	1,176
Consumer financing	105	100	406	404
Other	21	16	66	52
Net revenues	899	870	3,567	3,134

Expenses
Operating	401	367	1,603	1,359
Cost of vacation ownership interests	32	52	157	157
Consumer financing interest	24	18	79	81
General and administrative	120	110	479	434
Marketing	114	102	451	363
Depreciation and amortization	28	31	119	124
Restructuring	7	—	14	(1)
Asset impairments/(recoveries), net	12	(5)	10	(5)
COVID-19 related costs	—	—	2	4
Total expenses	738	675	2,914	2,516

Operating income	161	195	653	618
Interest expense	51	50	195	198
Interest (income)	(3)	(1)	(6)	(3)
Other (income), net	(6)	(4)	(22)	(6)
Income before income taxes	119	150	486	429
Provision for income taxes	29	40	130	116
Net income from continuing operations	90	110	356	313
(Loss)/gain on disposal of discontinued business, net of income taxes	—	(3)	1	(5)
Net income attributable to TNL shareholders	$90	$107	$357	$308

Basic earnings per share
Continuing operations	$1.13	$1.27	$4.27	$3.62
Discontinued operations	—	(0.04)	0.01	(0.06)
	$1.13	$1.23	$4.28	$3.56

Diluted earnings per share
Continuing operations	$1.12	$1.26	$4.23	$3.58
Discontinued operations	—	(0.04)	0.01	(0.06)
	$1.12	$1.22	$4.24	$3.52

Weighted average shares outstanding
Basic	79.8	86.5	83.4	86.5
Diluted	80.5	87.4	84.2	87.3

Table 2

Travel + Leisure Co.
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Change	2022	2021	Change
Consolidated Results

Net income attributable to TNL shareholders	$90	$107	(16)%	$357	$308	16%
Diluted earnings per share	$1.12	$1.22	(8)%	$4.24	$3.52	20%
Net income from continuing operations	$90	$110	(18)%	$356	$313	14%
Diluted earnings per share from continuing operations	$1.12	$1.26	(11)%	$4.23	$3.58	18%

Net income margin	10.0%	12.3%		10.0%	9.8%

Adjusted Earnings
Adjusted EBITDA	$225	$228	(1)%	$859	$778	10%
Adjusted net income	$105	$104	1%	$380	$319	19%
Adjusted diluted earnings per share	$1.30	$1.19	9%	$4.52	$3.65	24%

Segment Results

Net Revenues
Vacation Ownership	$737	$700	5%	$2,835	$2,423	17%
Travel and Membership	163	170	(4)%	735	714	3%
Corporate and other	(1)	—		(3)	(3)
Total	$899	$870	3%	$3,567	$3,134	14%

Adjusted EBITDA
Vacation Ownership	$186	$184	1%	$665	$569	17%
Travel and Membership	57	62	(8)%	268	271	(1)%
Segment Adjusted EBITDA	243	246		933	840
Corporate and other	(18)	(18)		(74)	(62)
Total Adjusted EBITDA	$225	$228	(1)%	$859	$778	10%

Adjusted EBITDA Margin	25.0%	26.2%		24.1%	24.8%
Note: Amounts may not calculate due to rounding. See "Presentation of Financial Information" and Table 6 for Non-GAAP definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 3.

Table 2
(continued)
Travel + Leisure Co.
Summary Data Sheet
(in millions, unless otherwise indicated)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Change	2022	2021	Change
Vacation Ownership

Net VOI Sales	$384	$366	5%	$1,484	$1,176	26%
Loan loss provision	86	9	856%	302	129	134%
Gross VOI sales, net of Fee-for-Service sales	470	375	25%	1,786	1,305	37%
Fee-for-Service sales	51	57	(11)%	196	186	5%
Gross VOI sales	$521	$432	21%	$1,982	$1,491	33%

Tours (in thousands)	147	129	14%	561	451	24%
VPG (in dollars)	3,434	3,222	7%	3,426	3,143	9%

Tour generated VOI sales	503	415	21%	1,923	1,419	36%
Telesales and other	18	17	6%	59	72	(18)%
Gross VOI sales	521	432	21%	1,982	1,491	33%

Net VOI sales	384	366	5%	1,484	1,176	26%
Property management revenue	198	187	6%	763	691	10%
Consumer financing	105	100	5%	406	404	—%
Other (a)	50	47	6%	182	152	20%
Total Vacation Ownership revenue	737	700	5%	2,835	2,423	17%

Travel and Membership (b)

Avg. number of exchange members (in thousands)	3,508	3,831	(8)%	3,524	3,721	(5)%

Transactions (in thousands)	208	228	(9)%	1,022	1,064	(4)%
Revenue per transaction (in dollars)	367	340	8%	341	325	5%
Exchange transaction revenue	76	78	(3)%	348	346	1%

Transactions (in thousands)	150	149	1%	709	624	14%
Revenue per transaction (in dollars)	212	241	(12)%	241	252	(5)%
Travel Club transaction revenue	32	35	(9)%	171	157	8%

Transactions (in thousands)	358	377	(5)%	1,731	1,688	3%
Revenue per transaction (in dollars)	302	301	—%	300	298	1%
Travel and Membership transaction revenue	108	113	(4)%	519	503	3%

Transaction revenue	108	113	(4)%	519	503	3%
Subscription revenue	47	48	(2)%	184	176	5%
Other (c)	8	9	(11)%	32	35	(9)%
Total Travel and Membership revenue	163	170	(4)%	735	714	3%
Note:    Amounts may not compute due to rounding.
Due to changes in organizational structure in the second quarter of 2022, the management of Extra Holidays was transitioned to the Vacation Ownership segment. As such, the Company reclassified the results of Extra Holidays, which was previously reported within the Travel and Membership segment, into the Vacation Ownership segment. Prior period segment information has been updated to reflect this change.

(a)    Includes fee-for-service commission revenues and other ancillary revenues.
(b)    In 2022, the Travel and Membership segment determined that certain rental transactions for travelers that were not RCI members are more closely aligned with Travel Club transactions (previously “Non-exchange”). It was also determined that the presentation of transactions for Travel Club would be more reflective of how members use the club if it included add-on vacation travel bookings, such as car rentals. These changes are reflected in all periods presented.
(c)    Primarily related to cancellation fees, commissions and other ancillary revenue.

Table 3
Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Income to
Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts

	Three Months Ended December 31,
	2022	EPS	Margin %	2021	EPS	Margin %
Net income attributable to TNL shareholders	$90	$1.12	10.0%	$107	$1.22	12.3%
(Gain)/loss on disposal of discontinued business, net of income taxes	—			3
Net income from continuing operations	$90	$1.12	10.0%	$110	$1.26	12.6%
Asset impairments/(recoveries), net	12			(5)
Restructuring	7			—
Amortization of acquired intangibles (a)	2			2
Legacy items	—			(2)
Loss/(gain) on equity investment	—			(3)
Taxes (b)	(5)			2
Adjusted net income	$105	$1.30	11.7%	$104	1.19	12.0%
Income taxes on adjusted net income	34			38
Interest expense	51			50
Depreciation	26			29
Stock-based compensation expense (c)	11			8
Interest income	(3)			(1)
Adjusted EBITDA	$225		25.0%	$228		26.2%

Diluted Shares Outstanding	80.5			87.4

	Twelve Months Ended December 31,
	2022	EPS	Margin %	2021	EPS	Margin %
Net income attributable to TNL shareholders	$357	$4.24	10.0%	$308	$3.52	9.8%
(Gain)/loss on disposal of discontinued business, net of income taxes	(1)			5
Net income from continuing operations	$356	$4.23	10.0%	$313	$3.58	10.0%
Restructuring (d)	14			(1)
Asset impairments/(recoveries), net (e)	11			(5)
Amortization of acquired intangibles (a)	9			9
Loss/(gain) on equity investment	5			(3)
COVID-19 related costs	2			3
Legacy items	1			4
Fair value change in contingent consideration	(10)			—
Taxes (b)	(8)			(1)
Adjusted net income	$380	$4.52	10.7%	$319	3.65	10.2%
Income taxes on adjusted net income	138			117
Interest expense	195			198
Depreciation	110			115
Stock-based compensation expense (c)	42			32
Interest income	(6)			(3)
Adjusted EBITDA	$859		24.1%	$778		24.8%

Diluted Shares Outstanding	84.2			87.3

Table 3
(continued)
Amounts may not calculate due to rounding. The tables above reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides Adjusted net income, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See "Presentation of Financial Information" and table 6 for the definitions of these non-GAAP measures.

(a)    Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(b)     Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(c)    All stock-based compensation is excluded from Adjusted EBITDA.
(d)    2022 includes $3 million of stock-based compensation expenses associated with the 2022 restructuring.
(e)    Includes $1 million of inventory impairments during 2022, included in Cost of vacation ownership interests on the Consolidated Statements of Income.

Table 4

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Net cash provided by operating activities	$175	$133	$442	$568
Property and equipment additions	(16)	(17)	(52)	(57)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	86	(22)	47	(294)
Free cash flow	$245	$94	$437	$217
COVID-19 related adjustments (a)	—	1	2	6
Adjusted free cash flow (b)	$245	$95	$439	$223

(a)     Includes cash paid for COVID-19 expenses factored into the calculation of Adjusted EBITDA.
(b)    The Company had $16 million of net cash used in investing activities and $218 million of net cash provided by financing activities for the three months ended December 31, 2022, and $16 million of net cash used in investing activities and $93 million of net cash used in financing activities for the three months ended December 31, 2021.The Company had $50 million of net cash used in investing and $196 million of net cash used in financing activities for the year ended December 31, 2022, and $93 million of net cash used in investing activities and $1.29 billion of net cash used in financing activities for the year ended December 31, 2021.

Table 5

Travel + Leisure Co.
COVID-19 Related Impacts
(in millions)

The table below present the COVID-19 related impacts to our results of operations for the twelve months ended December 31, 2022, and the related classification on the Consolidated Statements of Income. There were no COVID-19 related impacts recognized during the three months ended December 31, 2022.

Twelve Months Ended	Vacation Ownership	Travel and Membership	Corporate & Other	Consolidated	Non-GAAP Adjustments	Income Statement Classification
December 31, 2022
Employee compensation related and other	—	—	2	2	2	COVID-19 related costs
Total COVID-19	$—	$—	$2	$2	$2

The tables below present the COVID-19 related impacts to our results of operations for three and twelve months ended December 31, 2021, and the related classification on the Consolidated Statements of Income:

Three Months Ended	Vacation Ownership	Travel and Membership	Corporate & Other	Consolidated	Non-GAAP Adjustments	Income Statement Classification
December 31, 2021
Allowance for loan losses:
Provision	$(44)	$—	$—	$(44)	$—	Vacation ownership interest sales
Recoveries	16	—	—	16	—	Cost of vacation ownership interests
Asset recoveries	—	(6)	—	(6)	(6)	Asset impairments/ (recoveries), net
Total COVID-19	$(28)	$(6)	$—	$(34)	$(6)

Twelve Months Ended	Vacation Ownership	Travel and Membership	Corporate & Other	Consolidated	Non-GAAP Adjustments	Income Statement Classification
December 31, 2021
Allowance for loan losses:
Provision	$(91)	$—	$—	$(91)	$—	Vacation ownership interest sales
Recoveries	33	—	—	33	—	Cost of vacation ownership interests
Employee compensation related and other	3	—	1	4	3	COVID-19 related costs
Asset recoveries	—	(6)	—	(6)	(6)	Asset impairments/ (recoveries), net
Lease-related	(1)	—	—	(1)	(1)	Restructuring
Total COVID-19	$(56)	$(6)	$1	$(61)	$(4)

Table 6

Definitions
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted net income divided by the diluted weighted average number of common shares. Adjusted Diluted Earnings per Share is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, asset impairments/recoveries, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels & Resorts, Inc. and Cendant, and the sale of the vacation rentals businesses. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA Margin: A non-GAAP measure, represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA Margin is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow Conversion: Adjusted free cash flow as a percentage of Adjusted EBITDA. Forward-looking outlook regarding Adjusted Free Cash Flow Conversion is provided only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses. Adjusted Net Income is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Average Number of Exchange Members: Represents paid members in our vacation exchange programs who are considered to be in good standing.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Travel and Membership Revenue per Transaction: Represents transaction revenue divided by transactions, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Travel and Membership Transactions: Represents the number of exchanges and travel club bookings recognized as revenue during the period, net of cancellations. This measure is provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Volume Per Guest (VPG): Represents Gross VOI sales (excluding telesales and virtual sales) divided by the number of tours. The Company has excluded non-tour sales in the calculation of VPG because non-tour sales are generated by a different marketing channel. We believe that VPG provides an enhanced understanding of the performance of our Vacation Ownership business because it directly measures the efficiency of its tour selling efforts during a given reporting period.